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                 August 7, 2023

       Eyal Cohen
       Chief Executive Officer
       BOS BETTER ONLINE SOLUTIONS LTD
       147-20 184th St.,
       Jamaica, NY 11413

                                                        Re: BOS BETTER ONLINE
SOLUTIONS LTD
                                                            Registration
Statement on Form F-3
                                                            Filed July 31, 2023
                                                            File No. 333-273540

       Dear Eyal Cohen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              R. Brian Brodrick